For Immediate Release	Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Nissa French, Public Relations	Wade Bronson, Director of Investor Relations
(612) 291-6216 or Nissa.french@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Gérard R. Vittecoq to Join

Best Buy Board of Directors

MINNEAPOLIS — Oct. 2, 2008 — Best Buy Co., Inc. (NYSE: BBY) today announced the appointment of Gérard R. Vittecoq to its board of directors. Vittecoq, a group president of Caterpillar, Inc., will be a Class 1 director with a term expiring in 2010.

“Gérard is an accomplished leader with a solid record of achievement. He is intelligent, has sound judgment and impeccable integrity — the hallmarks of an excellent director,” said Richard M. Schulze, Best Buy’s founder and chairman. “Gérard’s international management experience and financial expertise will greatly benefit Best Buy as we continue on our path to deliver great experiences to customers in different parts of the world.”

Vittecoq joined Caterpillar in 1975 and held various accounting and finance positions at Caterpillar’s Vernon foundry in his first six years with the company. In 1982, he was appointed finance representative and later assistant manager at Caterpillar Overseas S.A. (COSA). In 1985, he became comptroller for COSA. From 1987 to 1990, he was in charge of strategy projects and was appointed director of Strategy & Planning in 1990. In 1995, he was promoted to managing director of Caterpillar France S.A. In 1997, Vittecoq became managing director of Caterpillar Belgium S.A. He was elected a vice president in January 2001, overseeing the Europe Africa Middle East Product Development & Operations Division. In Jan. 2004, the Caterpillar Board of Directors named Vittecoq group president.  Today, he has responsibility for the company’s EAME Marketing and Operations Divisions, Marine, Petroleum and Electric Power Divisions, and Caterpillar Production System Division.

Vittecoq has a master’s degree from Ecole Supérieure of Commerce (Rouen, France) and received an MBA from Laval University (Canada). He also successfully completed the Executive Program in

International Management at Columbia University. Vittecoq also earned public accountant certification in France (no longer current).

Vittecoq is a member of the IMD (International Institute for Management Development) Foundation Board, a member of the Evian Group: Free Trade Think Tank, an executive member of the World Business Council for Sustainable Development and a vice president of the Board of the Swiss-American Chamber of Commerce.

The company’s shareholders will be asked to ratify the appointment of Vittecoq to the Best Buy board of directors at the next regular meeting of shareholders.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, and China, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Pacific Sales Kitchen and Bath Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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